UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 30, 2014 (May 23, 2014)

Li3 Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54303	20-3061907
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

Marchant Pereira 150

Of. 803

Providencia, Santiago de Chile

Chile

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: +56 (2) 2896-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Resignation of Director

On May 23, 2014, Dr. Sung Won Lee resigned as a member of the Board of Directors (the “Board”) of Li3 Energy, Inc. (the “Company”).  Dr. Lee’s resignation was not a result of any disagreement with the Company or its executive officers, or any matter relating to the Company’s operations, policies or practices.

Nomination and Appointment of Director

On May 23, 2014, the Board appointed Dr. Uong Chon to the Board of the Company to fill the vacancy resulting from the resignation of Dr. Lee. Dr. Chon was appointed as a designee by POSCO Canada Ltd. (“POSCAN”) pursuant to an Investor Rights Agreement between the Company and POSCAN, dated August 24, 2011.

Dr. Chon has worked for POSCO, the parent company of POSCAN, and for the Research Institute of Industrial Science and Technology (RIST), a South Korean research institute and a subsidiary of POSCO, since 1992, where he has been leading the development of POSCO’s Lithium Direct Extraction Technology. He has also served as a technical advisor in the field of energy resources and materials for Korea Evaluation Institute of Industrial Technology and Korea Energy Management Corporation, under the Ministry of Trade, Industry & Energy for the Republic Of Korea. Dr. Chon obtained his MS in Materials Science & Engineering from the University of Utah and holds a Ph.D. from Pohang University of Science & Technology.

Item 8.01 Other Events.

On May 30, 2014, the Company issued a press release announcing the appointment of Dr. Chon. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on May 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Dated: May 30, 2014	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer